                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Ambac Financial Group
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                              Ambac Financial Group, Inc.


                     AMBAC     Notice of

                               1999 Annual Meeting

                               of Stockholders

                               and

                               Proxy Statement


                               Meeting Date:

                               Wednesday, May 12, 1999
                               at 11:30 A.M. (local time)

                               Meeting Place:

                               Ambac Financial Group, Inc.
                               One State Street Plaza
                               New York, New York 10004

                                                     Ambac Financial Group, Inc.
                                                     One State Street
                                                     Plaza
                                                     New York, NY 10004
                                                     212.668.0340

                                                     Phillip B. Lassiter
                                                     Chairman, President
                                                     and Chief Executive
                                                     Officer

                         March 30, 1999

                AMBAC    Dear Stockholders:

                         It is my pleasure to invite you to Ambac's 1999 Annual Meeting of Stockholders.

                         We will hold the meeting on Wednesday, May 12, 1999, at 11:30 a.m. at our executive offices in New York City. In addition to the formal items of business, I will review the major developments of 1998 and answer your questions.

                         This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Ambac.

                         Your vote is important. Whether you plan to attend the meeting or not, please complete, sign and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

                         We look forward to seeing you at the meeting.

                         Sincerely,

                         /s/ P. Lassiter

                                                     Ambac Financial Group, Inc.
                                                     One State Street
                                                     Plaza
                                                     New York, NY 10004
                                                     212.668.0340

                         Notice of 1999 Annual Meeting of Stockholders

                         March 30, 1999

                AMBAC    Dear Stockholders:

                         We will hold the 1999 Annual Meeting of Stockholders on Wednesday, May 12, 1999 at 11:30 a.m. (local time) at our executive offices at One State Street Plaza in New York City. At our Annual Meeting, we will ask you to:

                               .  Elect six directors;

                               . Amend our 1997 Equity Plan to broaden the definition of "Eligible Individuals";

                               .  Ratify the selection of KPMG LLP as
                                  independent auditors for 1999; and

                               . Consider any other business that is properly presented at the Annual Meeting.

                         You may vote at the Annual Meeting if you were an Ambac stockholder at the close of business on March 22, 1999.

                         Along with the attached Proxy Statement, we are also sending you the Ambac 1998 Annual Report, which includes our financial statements.

                         /s/ Anne G. Gill

                         Anne G. Gill
                         First Vice President, Corporate Secretary and Assistant General Counsel

                               Table of Contents

                                                                           Page
                                                                           ----
Information About The Annual Meeting And Voting...........................   1
  Why Did You Send Me this Proxy Statement?...............................   1
  How Many Votes Do I Have?...............................................   1
  How Do I Vote by Proxy?.................................................   1
  May I Vote by Telephone or Electronically?..............................   2
  May I Revoke My Proxy?..................................................   2
  How Do I Vote in Person?................................................   2
  How Do Employees in the Ambac Stock Fund Vote?..........................   3
  What Vote Is Required to Approve Each Proposal?.........................   3
  What Is the Effect of Broker Non-Votes?.................................   3
  Is Voting Confidential?.................................................   3
  What Are the Costs of Soliciting these Proxies?.........................   4
  How Do I Obtain an Annual Report on Form 10-K?..........................   4
  Where Can I Find the Voting Results?....................................   4
  Whom Should I Call If I Have Any Questions?.............................   4
Information About Ambac Common Stock Ownership............................   5
  Which Stockholders own at least 5% of Ambac?............................   5
  How Much Stock is Owned By Directors and Executive Officers?............   6
  Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership
   Reporting in 1998?.....................................................   7
Information About Directors and Executive Officers........................   8
  The Board of Directors..................................................   8
  The Committees of the Board.............................................   8
  How We Compensate Directors.............................................   9
  The Executive Officers..................................................  11
  How We Compensate Executive Officers....................................  13
  Summary Compensation Table..............................................  13
  Option Grants in 1998...................................................  14
  Aggregated Option Exercises During 1998 and Year-End Option Values......  16
  The Pension Plan........................................................  16
  Employment Agreement with the Chief Executive Officer...................  18
  Management Retention Agreements with Executive Officers.................  19
  Report on Executive Compensation for 1998 by the Compensation and
   Organization Committee.................................................  22
  Performance Graph.......................................................  26
Discussion of Proposals Recommended by the Board..........................  27
  Proposal 1: Elect Six Directors.........................................  27
  Proposal 2: Amend 1997 Equity Plan to Broaden the Definition of
   "Eligible Individuals".................................................  28
  Proposal 3: Ratify Selection of KPMG LLP as Independent Auditors for
           1999...........................................................  31
Information About Stockholder Proposals...................................  32

              Proxy Statement for the Ambac Financial Group, Inc.
                      1999 Annual Meeting of Stockholders

                Information About The Annual Meeting And Voting

Why Did You Send Me this Proxy Statement?

         We sent you this Proxy Statement and the enclosed proxy card because Ambac's Board of Directors is soliciting your proxy to vote at the 1999 Annual Meeting of Stockholders.

         This Proxy Statement summarizes the information you need to know to vote intelligently at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply complete, sign and return the enclosed proxy card.

         We will begin mailing this Proxy Statement on March 30, 1999 to all stockholders entitled to vote. If you owned Ambac common stock at the close of business on March 22, 1999, you are entitled to vote. On that date, there were 69,929,621 shares of Ambac common stock outstanding. Ambac common stock is our only class of voting stock.

How Many Votes Do I Have?

         You have one vote for each share of Ambac common stock that you owned at the close of business on March 22, 1999. The proxy card indicates the number.

How Do I Vote by Proxy?

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

           .  ""FOR'' Proposal 1 (Elect Six Directors);

           . ""FOR'' Proposal 2 (Amend 1997 Equity Plan to Broaden the Definition of "Eligible Individuals"); and

           . ""FOR'' Proposal 3 (Ratify Selection of KPMG LLP as Independent Auditors for 1999).

         If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

            Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided.
            Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

May I Vote by Telephone or Electronically?

         Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote electronically via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name), or whether you hold your shares in "street name" (that is, if your stock is held in the name of your broker or bank).

         If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

         If your shares are held in "street name", you will need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

         The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

May I Revoke My Proxy?

         Yes. You may change your mind after you send in your proxy card by following any of these procedures. To revoke your proxy:

           .  Send in another signed proxy with a later date; or

           . Send a letter revoking your proxy to Ambac's Corporate Secretary at the address indicated on page 32 under "Information about Stockholder Proposals"; or

           .  Attend the Annual Meeting and vote in person.

How Do I Vote in Person?

         If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive.

         If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the direct or indirect (beneficial) owner of the shares on March 22, 1999.

How Do Employees in the Ambac Stock Fund Vote?

         If you are an employee who participates in our Savings Incentive Plan ("SIP"), you are receiving this material because of shares held for you in the Ambac Stock Fund in the SIP. In that case, the SIP Trustee will send you a voting instruction card instead of a proxy card. This voting instruction card will indicate the number of shares of Ambac common stock credited to your account in the Ambac Stock Fund as of March 22, 1999.

           . If you complete, sign and return the voting instruction card on time, the SIP Trustee will vote the shares as you have directed.

           . If you do not complete, sign and return the voting instruction card on time, the SIP Trustee will not vote the shares credited to your account.

What Vote Is Required to Approve Each Proposal?

    Proposal 1:          The six nominees for director who receive the
    Elect Six            most votes will be elected. So, if you do not
    Directors            vote for a nominee, or you indicate "withhold
                         authority to vote" for any nominee on your proxy card, your vote will not count either for or against the nominee.

    Proposal 2:          The affirmative vote of a majority of the votes
    Amend 1997           present and entitled to vote at the Annual
    Equity Plan          Meeting is required to amend the 1997 Equity
                         Plan. So, if you "abstain" from voting, it has the same effect as if you voted "against" this proposal.

    Proposal 3:          The affirmative vote of a majority of the votes
    Ratify Selection     present and entitled to vote at the Annual
    of Auditors          Meeting is required to ratify the selection of
                         independent auditors. So, if you "abstain" from voting, it has the same effect as if you voted
                         "against" this proposal.

What Is the Effect of Broker Non-Votes?

         Under the current rules of the New York Stock Exchange, if your broker holds your shares in its "street" name, the broker may vote your shares on all three proposals even if it does not receive instructions from you.

         However, if your broker does not vote on any of the three proposals, it will have no effect on the outcome of the proposal.

Is Voting Confidential?

         We maintain a policy of keeping all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card.

What Are the Costs of Soliciting these Proxies?

         Ambac will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Kissel-Blake Inc. is assisting us with the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses.

How Do I Obtain an Annual Report on Form 10-K?

         If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 1998, that we filed with the Securities and Exchange Commission, we will send you one without charge. Please write to:

                       Investor Relations
                       Ambac Financial Group, Inc.
                       One State Street Plaza
                       New York, New York 10004
                       Attention: Brian Moore, Director of Investor Relations

    or contact Mr. Moore at (212) 208-3333 or at bmoore@ambac.com.

Where Can I Find the Voting Results?

         We will publish the voting results in our Form 10-Q for the second quarter of 1999, which we file with the SEC in August 1999. You can also find the results on Ambac's website at www.ambac.com.

Whom Should I Call If I Have Any Questions?

         If you have any questions about the Annual Meeting or voting, please contact Anne Gill, our Corporate Secretary, at (212) 208-3355 or at agill@ambac.com.

         If you have any questions about your ownership of Ambac common stock, please call Brian Moore, our Director of Investor Relations, at
    (212) 208-3333 or at bmoore@ ambac.com.

                 Information About Ambac Common Stock Ownership

Which Stockholders own at least 5% of Ambac?

         The following table shows all persons we know to be direct or indirect owners of at least 5% of Ambac common stock as of December 31, 1998. Persons who are direct or indirect owners of Ambac common stock are sometimes referred to in this Proxy Statement as "beneficial owners" or as persons who "beneficially own" Ambac common stock. Our information is based on reports filed with the Securities and Exchange Commission by each of the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

                                             Number of
                                            Shares Owned Percent of
     Name and Address of Beneficial Owner   Beneficially   Class
    ---------------------------------------------------------------
     FMR Corp.                               5,907,190     8.47%
      82 Devonshire Street
      Boston, Massachusetts 02109
     Pioneer Investment Management, Inc.     5,758,300     8.26%
      60 State Street
      Boston, Massachusetts 02109
     Sanford C. Bernstein & Co., Inc.        5,400,708     7.80%
      767 Fifth Avenue
      New York, New York 10153

How Much Stock is Owned By Directors and Executive Officers?

         The following table shows the Ambac common stock owned directly or indirectly by Ambac's directors and executive officers as of March 15, 1999. Except for Mr. Lassiter, no director or executive officer beneficially owns 1% or more of the shares of Ambac common stock. All directors and executive officers as a group beneficially own 2.22% of the shares of Ambac common stock.

                                                                                Total
                                     Shares                                   Holdings
                                  Beneficially    Percent                  (including RSUs
     Name of Beneficial Owner   Owned(1)(2)(3)(4) of Class RSUs(5) PSUs(6)    and PSUs)
    --------------------------------------------------------------------------------------
     Outside Directors
      Michael A. Callen                15,658         --     3,034  3,903        22,595
      Renso L. Caporali                 9,224         --        --  2,436        11,660
      Richard Dulude                    9,486         --     3,034  4,289        16,809
      W. Grant Gregory                 10,058         --     3,034  5,527        18,619
      C. Roderick O'Neil               20,058         --     3,034  1,444        24,536
     Executive Officers
      Phillip B. Lassiter             734,660       1.05%  249,945     --       984,605
      David L. Boyle                   45,085         --        --     --        45,085
      Robert J. Genader               324,750         --    76,790     --       401,540
      Frank J. Bivona                 216,099         --    32,872     --       248,971
      Joseph V. Salzano               170,199         --     1,448     --       171,647
      All executive officers
      and directors as a
      group
      (10 persons)                  1,555,277       2.22%  373,191 17,599     1,946,067
    --------------------------------------------------------------------------------------

     (1) To our knowledge, except for Messrs. Lassiter and Genader, who share voting and investment power with their spouses, each of the directors and executive officers has sole voting and investment power over his shares.

     (2) The number of shares shown for Dr. Caporali includes 3,000 restricted shares, which were granted at the 1995 Annual Meeting under Ambac's 1991 Non-Employee Directors Stock Plan and will vest on May 17, 2000.

     (3) The number of shares shown for each director and executive officer includes shares that may be acquired upon exercise of stock options that were exercisable as of March 15, 1999, or that will become exercisable within 60 days after March 15. These shares are shown in the following table:

        Outside Directors   Number of Shares Executive Officers Number of Shares
        -----------------   ---------------- ------------------ ----------------
          Mr. Callen             4,000          Mr. Lassiter        507,812
          Dr. Caporali           4,000          Mr. Boyle            45,000
          Mr. Dulude             4,000          Mr. Genader         295,952
          Mr. Gregory            4,000          Mr. Bivona          206,970
          Mr. O'Neil             4,000          Mr. Salzano         167,501

     (4) The number of shares shown for each executive officer also includes the number of shares of Ambac common stock owned indirectly as of March 15, 1999 by these executive officers in our SIP. Our information is based on reports from the SIP Trustee.

     (5) This column shows the 3,000 restricted stock units ("RSUs") that were granted to each of Messrs. Callen, Dulude, Gregory, and O'Neil at the 1998 Annual Meeting under the 1997 Non-Employee Directors Equity Plan and accrued dividends. These RSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each restricted stock unit. For more information on these restricted stock units, see below at page 9 under "How We Compensate Directors."

            The RSUs shown for Messrs. Lassiter, Genader and Bivona are vested RSUs that we awarded under our equity plans.

            The RSUs shown for Mr. Salzano will vest in two equal installments on the first and second anniversaries of the date of grant, which was January 26, 1999.

     (6) Under Ambac's Deferred Compensation Plan, directors may defer their cash compensation and executives may defer their cash bonuses. If a director or executive has elected to defer cash compensation into Phantom Stock Units ("PSUs"), these PSUs are shown in this column. For more information on the Deferred Compensation Plan, see below at page 10 under "How We Compensate Directors."

Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 1998?

         Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders--our directors, executive officers, and greater-than-10% stockholders--file reports with the SEC and the New York Stock Exchange on their initial beneficial ownership of Ambac common stock and any subsequent changes. They must also provide us with copies of the reports.

         We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of our insiders complied with their filing requirements for 1998, except that, due to an error in preparing a report on Mr. Genader's behalf, an exempt transaction that Mr. Genader engaged in during the month of May was not included on his initial Form 5 report. This transaction was reported on an amended Form 5 that was filed two days after his initial Form 5 filing.

               Information About Directors and Executive Officers

The Board of Directors

         The Board of Directors oversees the business of Ambac and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chairman, other key executives and our principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

         Ambac's Board usually meets five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met five times during 1998. The committees of the Board met seven times. All directors attended at least 75% of the Board meetings and meetings of the Committees of which they were members.

         Each of our directors also serves as a director of our principal operating subsidiary, Ambac Assurance Corporation, a leading triple-A rated financial guarantee insurance company.

The Committees of the Board

         The Board has three standing committees: the Audit Committee, the Compensation and Organization Committee and the Nominating Committee. None of the directors who serve as members of these committees is, or has ever been, an employee of Ambac or our subsidiaries.

    The Audit            The Audit Committee recommends the selection of the
    Committee            independent auditors to the Board, approves the scope
                         of the annual audit by the independent auditors and our internal auditors, reviews audit findings and accounting policies and oversees compliance with Ambac's Code of Business Conduct. The Committee also meets privately, outside the presence of Ambac management, with both the independent auditors and the internal auditors.

                         The Committee met three times during 1998.

                         Messrs. Callen, Dulude, Gregory and O'Neil and Dr. Caporali currently serve as members of the Committee. Mr. O'Neil serves as Chairman of the Committee.

    The Compensation     The Compensation and Organization Committee
    and Organization     establishes and approves all elements of compensation
    Committee            for the executive officers. Each year, as the SEC
                         requires, the Committee reports to you on executive compensation. The Committee's Report on Executive
                         Compensation for 1998 is printed below at pages 22 to 25.

                         The Committee administers Ambac's 1991 and 1997 equity plans and has sole authority for awards under the plans. The Committee evaluates existing and proposed employee benefit plans and may propose plan changes to the Board. The Committee also administers the 1997 Executive Incentive Plan and Ambac's Deferred Compensation Plan for Outside Directors and Eligible Senior Officers.

                         The Committee met three times during 1998.

                         Messrs. Callen, Dulude, Gregory and O'Neil and Dr. Caporali currently serve as members of the Committee. Mr. Dulude serves as Chairman of the Committee.

    The Nominating       In July 1998, the Board established the Nominating
    Committee            Committee. This Committee is responsible for
                         identifying and recommending qualified candidates to the Board for election as directors. In addition, our By-laws provide a procedure for you to recommend candidates for director at an annual meeting. For more information, see below at page 32 under "Information About Stockholder Proposals."

                         The Committee met once during 1998.

                         Messrs. Callen, Dulude, O'Neil and Gregory currently serve as members of the Committee. Mr. Gregory serves as Chairman of the Committee.

How We Compensate Directors

    Annual               We compensate directors who are not employees of
    Cash Fee             Ambac or our subsidiaries with an annual cash fee of
                         $20,000 per year.

    Annual Stock         We also grant each non-employee director 2,000 stock
    Option Award         options on the date of each annual meeting. These
                         options have an exercise price equal to the average of the high and low trading prices of our stock on the New York Stock Exchange on the date of grant. The options generally will vest on the date of the first annual meeting following the date of the grant and expire on the date of the annual meeting held in the seventh calendar year following the date of the grant.

    Award of             Ambac grants each non-employee director 2,000
    Restricted Stock     restricted stock units ("RSUs") at the annual meeting
    Units Every          at which the director is first elected to the Board.

    Five Years
                         . These RSUs generally will vest on the date of the annual meeting held in the fifth year following the date of grant and will be settled by the delivery of one share of Ambac common stock for each unit.

                         . If the director remains on the Board after the first award of RSUs vests, Ambac will grant the director a second award of 2,000 RSUs, subject to similar vesting conditions and restrictions on transfer.

    Meeting Fees         We also pay each non-employee director a meeting fee
                         of:

                         .  $750 for attendance at each meeting of
                            stockholders and each Board meeting;

                         . $500 for attendance at each committee meeting held at the same time as a stockholder or Board meeting; and

                         . $750 for attendance at each committee meeting held at a different time than a stockholder or Board meeting.

    Fee for Chairing     We pay an annual fee of $1,500 to each non-employee
    a Committee          director who chairs a committee.

    Expenses and         Ambac reimburses all directors for travel and other
    Benefits             related expenses incurred in attending stockholder,
                         Board and committee meetings.

                         We provide non-employee directors with life and health insurance benefits. We also allow them to participate in our Matching Gift Program. Under this Program, Ambac will match gifts by directors to qualified organizations.

    Directors who        We do not compensate our employees or employees of
    are Ambac            our subsidiaries for service as a director. We do,
    Employees            however, reimburse them for travel and other related
                         expenses.

    The Deferred         Under our Deferred Compensation Plan, non-employee
    Compensation         directors may elect to defer all or part of their
    Plan                 director compensation that is paid in cash.

                         . At the director's election, we credit deferrals to a bookkeeping account that we maintain on the director's behalf either as a cash credit (which we periodically credit with interest), phantom stock unit ("PSU") based on the market value of Ambac common stock (on which we pay quarterly dividend equivalents in additional PSUs) or as a performance unit measured by the performance of those mutual funds the director selects out of a limited group of funds.

                         . We do not fund the Deferred Compensation Plan. We settle accounts only in cash.

    Service on the       Although Ambac Assurance does not pay its non-
    Ambac Assurance      employee directors an annual fee for serving on its
    Board                Board of Directors, it does pay them meeting fees (in
                         the same amounts as we do for the Ambac Board) and reimburses all directors for expenses.

The Executive Officers

         These are the biographies of Ambac's current executive officers, except for Mr. Lassiter, the Chief Executive Officer, whose biography is included below at page 27 under "Proposal 1: Elect Six Directors."

         The Board elects the executive officers for a term of one year (or until their successors are chosen and qualified) at its organizational meeting each year. The organizational meeting is the first Board meeting following the annual meeting of stockholders.

    David L. Boyle       Vice Chairman -- Municipal Financial Services Group.
    Age 52               Mr. Boyle has been Vice Chairman -- Municipal
                         Financial Services Group since January 1998. The
                         Municipal Financial Services Group encompasses the
                         Public Finance Division, management of Ambac
                         Assurance's investment portfolio, asset and liability management services, investment advisory and fund administration services, and corporate marketing. Mr.
                         Boyle joined Ambac and Ambac Assurance in March 1997 as Senior Vice President -- Financial Management
                         Services Division. He became an Executive Vice
                         President in July 1997. Mr. Boyle joined Ambac from
                         Citibank, where, as a managing director, he held various management positions in corporate banking over a 22-year career.

    Robert J. Genader    Vice Chairman -- Specialized Finance Group.
    Age 52               Mr. Genader has been Vice Chairman -- Specialized
                         Finance Group since January 1998. The Specialized
                         Finance Group encompasses financial guarantee insurance for the domestic asset-backed, mortgage-backed and financial institution markets. In addition, this Group provides financial guarantee insurance to the healthcare, housing, student loan and utilities markets. This Group also includes our joint venture with MBIA Insurance Corporation
                         (MBIA.Ambac International) which provides financial guarantee insurance internationally. Mr. Genader is also a director of Ambac Assurance (since 1992). Mr.
                         Genader served as an Executive Vice President of Ambac (from 1991 to January 1998) and Ambac Assurance
                         (from 1986 to January 1998). He joined Ambac
                         Assurance from Citibank in 1986. Mr. Genader also served as Chairman of the Association of Financial
                         Guaranty Insurors from January 1994 to January 1996.

    Frank J. Bivona      Executive Vice President and Chief Financial Officer.
    Age 43               Mr. Bivona has been Executive Vice President and
                         Chief Financial Officer since January 1998. Mr.
                         Bivona served as Senior Vice President and Chief
                         Financial Officer of Ambac (from 1993 to January
                         1998) and Ambac Assurance (from 1987 to January
                         1998). Mr. Bivona also served as Treasurer of Ambac
                         (from 1993 to July 1998) and Ambac Assurance (from
                         1987 to July 1998). In addition to his position as Ambac's chief financial officer, Mr. Bivona has executive responsibility for technology, reinsurance, investor and public relations and corporate administration. Mr. Bivona joined Ambac Assurance from Citibank in 1986.

    Joseph V. Salzano    Executive Vice President and General Counsel.
    Age 42               Mr. Salzano was named Executive Vice President and
                         General Counsel of Ambac in June 1998. In addition to his position as Ambac's chief legal officer, Mr.
                         Salzano has executive responsibility for internal audit. Mr. Salzano had previously served as Executive
                         Vice President -- Public Finance Division from 1995 until June 1998 and as such ran the day-to-day operations of the Public Finance Division. The
                         Division encompasses financial guarantee insurance for states, municipalities and other public entities.
                         Mr. Salzano was First Vice President, Associate
                         General Counsel and Head of Legal Underwriting of
                         Ambac Assurance (from 1989 to 1995). He became a
                         Senior Vice President in 1995. Mr. Salzano joined
                         Ambac Assurance from the New York law firm of Hawkins, Delafield & Wood in 1987.

How We Compensate Executive Officers

         The tables on pages 13 through 16 show salaries, bonuses and other compensation paid during the last three years, options granted in 1998, options exercised in 1998 and option values as of year-end 1998 for the Chief Executive Officer and our next four most highly compensated executive officers.

                           Summary Compensation Table

                                                   Long-Term
                      Annual Compensation     Compensation Awards
                           ------------------------------------------------------
    Name and                               Restricted   Securities    All Other
   Principal                                  Stock     Underlying   Compensation
    Position    Year Salary($)(1) Bonus($) Units($)(2) Options(#)(3)    ($)(4)
---------------------------------------------------------------------------------
  Phillip B.
   Lassiter     1998   $560,000   $840,000         0      187,811      $50,200
   Chairman,
   President    1997    530,000    660,000         0      100,000       47,534
   and Chief    1996    530,000    425,000  $200,000       80,000       47,700
   Executive
   Officer
  David L.
   Boyle        1998    300,000    300,000         0      100,000       18,300
   Vice
   Chairman --  1997    197,308    275,000         0       30,000            0
   Municipal
   Financial
   Services
   Group
  Robert J.
   Genader      1998    310,000    525,000         0       81,098       27,900
   Vice
   Chairman --  1997    275,000    400,000         0       60,000       24,664
   Specialized  1996    275,000    340,000         0       50,000       24,750
   Finance
   Group
  Frank J.
   Bivona       1998    245,000    260,000         0       42,820       22,050
   Executive
   Vice         1997    225,000    220,000         0       36,000       20,179
   President
   and Chief    1996    225,000    170,000         0       30,000       20,250
   Financial
   Officer
  Joseph V.
   Salzano      1998    225,000     80,000    80,000        4,000       20,250
   Executive
   Vice
   President    1997    215,000    200,000         0       10,000       19,283
   and General
   Counsel      1996    215,000    200,000         0      108,000       19,350
---------------------------------------------------------------------------------

  (1) Mr. Boyle did not join Ambac until March 1997. The information in the Summary Compensation Table only shows compensation we actually paid. Mr. Boyle's annualized salary was $270,000 for 1997.

  (2) The Compensation and Organization Committee determines what portion of an executive's annual cash bonus, if any, should be paid in restricted stock units ("RSUs"). As dividends are paid on the common stock, dividend equivalents are accrued on the RSUs as additional RSUs and vest according to the same schedule.

      For 1996, the Committee determined that Mr. Lassiter's bonus would be paid partly in cash and partly in RSUs. The RSUs granted to Mr. Lassiter for 1996 vested on January 28, 1998.

      For 1998, the Committee determined that Mr. Salzano's bonus would be paid partly in cash and partly in RSUs. The RSUs granted to Mr. Salzano for 1998 will vest in two equal installments on the first and second anniversaries of the date of grant, which was January 26, 1999.

      The total number of RSUs held by the named executive officers as of December 31, 1998, and the total value of these RSUs (based on the $60.1875 per share New York Stock Exchange closing price of the common stock on Thursday, December 31, 1998), were as follows: Mr.
      Lassiter -- 249,945 RSUs ($15,043,565); Mr. Genader -- 76,790 RSUs
      ($4,621,798); and Mr. Bivona -- 32,872 RSUs ($1,978,484).

  (3) The number of securities underlying options for 1998 includes restoration options. Restoration options were received upon the exercise of stock options in accordance with Ambac's Restoration Option Program. For the specific breakdown of option and restoration option grants, please refer below to the table under "Option Grants in 1998." For a more detailed description of our Restoration Option Program, please see footnote 3 under the "Option Grants in 1998" table on page 15.

  (4) The column called "All Other Compensation" includes the amounts that Ambac contributed or credited on behalf of the named officers in 1998 to (a) our Savings Incentive Plan (the "SIP"), and (b) our Non-Qualified SIP. We credit amounts that we are precluded from contributing to the SIP because of limitations under the Internal Revenue Code to accounts that we maintain under Ambac's Non-Qualified SIP.

                                                 Contributions  Credits to the
                                                  to the SIP   Non-Qualified SIP
                                                 ------------- -----------------
    Mr. Lassiter................................    $14,400         $35,800
    Mr. Boyle...................................     13,408           4,892
    Mr. Genader.................................     12,934          14,966
    Mr. Bivona..................................     13,928           8,122
    Mr. Salzano.................................     14,400           5,850

                             Option Grants in 1998

                                               Individual Grants
                     ---------------------------------------------------------------------------
                          Number of Securities            Percent of
                     Underlying Options Granted(#)       Total Options
                     ---------------------------------    Granted to                             Grant Date
                                         Restoration     Employees in     Exercise    Expiration   Present
  Name                 Options(1)        Options(3)          1998      Price($/Sh)(2)    Date    Value($)(4)
------------------------------------------------------------------------------------------------------------
Phillip B. Lassiter           100,000                        10.35%      $45.5625      1/27/05   $1,312,000
                                                 37,826       3.92        52.875       7/18/01      420,625
                                                 29,126       3.02        52.875       1/24/00      221,066
                                                 20,859       2.16        56.40625     1/30/01      229,240
David L. Boyle                100,000                        10.35        45.5625      1/27/05    1,312,000
Robert J. Genader              55,000                         5.69        45.5625      1/27/05      721,600
                                                 12,097       1.25        52.9063      7/18/01      134,398
                                                 14,001       1.45        52.9063      1/24/00      106,268
Frank J. Bivona                35,000                         3.62        45.5625      1/27/05      459,200
                                                  7,820       0.81        51.8125      7/18/01       84,769
Joseph V. Salzano               4,000                         0.41        45.5625      1/27/05       52,480
------------------------------------------------------------------------------------------------------------

  (1) Options awarded to the named executive officers by the Compensation and Organization Committee were long-term incentive awards granted on January 27, 1998. Except for Mr. Boyle's options, which vest in four equal installments (on the first, second, third and fourth anniversaries of the date of grant), each executive officer's options will vest in three equal installments (on the first, second and third anniversaries of the date of grant). Vesting is accelerated upon death or permanent disability. Generally, all of the executive officers' options will expire seven years from the date of grant or, earlier, if employment terminates.

  (2) The exercise price per share is the fair market value of the common stock on the date of grant. We determine this by calculating the average of the high and low price of Ambac common stock on the New York Stock Exchange on the date of grant.

  (3) Restoration options were received upon the exercise of stock options in accordance with Ambac's Restoration Option Program. If an outstanding option includes restoration option rights, then a restoration option is awarded automatically when the underlying option is exercised by tendering shares of common stock to pay the exercise price. Each restoration option is vested upon grant and has the same exercisability and transferability provisions as its underlying option.

  (4) We calculated these values by using the Black-Scholes stock option pricing model as follows:

       For the January Grants. The model, as we applied it, uses the grant date of January 27, 1998 and the fair market value on that date of $45.5625 per share as we discussed above. The model also assumes: (a) a risk-free rate of return of 5.56% (which was the yield on a U.S. Treasury Strip zero coupon bond with a maturity that approximates the term of the option); (b) a stock price volatility of 20.38% (calculated using month-end closing prices of Ambac common stock on the New York Stock Exchange for the period beginning with January 31, 1994 and ending as of the end of the month preceding the grant date);
       (c) a constant dividend yield of .88% based on the quarterly cash dividend rate of 10 cents per share on Ambac common stock; and (d) an exercise date, on average, of 5.5 years after grant.

       For the Restoration Option Grants. We use the following assumptions in applying the model for each Restoration Option Grant: (a) a risk-free rate of return equal to the yield on grant date of a U.S. Treasury Strip zero coupon bond with a maturity that approximates the term of the option; (b) stock price volatility of Ambac common stock calculated using month-end closing prices of Ambac common stock on the New York Stock Exchange for the three year period prior to the grant date; (c) a constant dividend yield based on the quarterly cash dividend of 10 cents per share on Ambac common stock; and (d) exercise of the restoration option at the end of its term.

       We did not adjust the model for non-transferability, risk of forfeiture, or vesting restrictions. The actual value (if any) an executive officer receives from a stock option will depend upon the amount by which the market price of Ambac common stock exceeds the exercise price of the option on the date of exercise. The hypothetical values are presented pursuant to SEC rules and there can be no assurance that the amount stated as "Grant Date Present Value" will actually be realized.

       Aggregated Option Exercises During 1998 and Year-End Option Values

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised   In-the-Money Options Held
                                                       Options Held at           at December 31,
                           Shares                   December 31, 1998(#)           1998 ($)(1)
                        Acquired On      Value    ------------------------- -------------------------
    Name               Exercise(#)(1) Realized($) Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------------
  Phillip B. Lassiter     510,000     $21,874,998   306,668      301,143    $11,303,781  $5,585,287
  David L. Boyle                0               0    10,000      120,000        280,625   2,023,750
  Robert J. Genader       102,480       4,041,087   214,854      137,764      7,923,803   2,669,060
  Frank J. Bivona          40,517       1,694,117   157,983       84,320      6,006,251   1,883,350
  Joseph V. Salzano         4,950         220,312   135,834       64,666      5,133,106   2,176,792
-----------------------------------------------------------------------------------------------------

  (1) This valuation represents the difference between $60.1875, the closing price of Ambac common stock on the New York Stock Exchange on Thursday, December 31, 1998, and the exercise price of the stock options. "In-the-money" stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.

The Pension Plan

         Ambac's Pension Plan is a defined benefit pension plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

           . In general, officers and employees of Ambac and its subsidiaries become participants in the Pension Plan after one year of service. All executive officers participate in the Pension Plan. Non-employee directors of Ambac and our subsidiaries are not eligible to participate in the Pension Plan.

           . Benefits under the Pension Plan vest after five years. Upon normal retirement at age 65, a retired employee receives an annual pension from the Pension Plan, subject to a statutory limit. The Pension Plan also contains provisions for early retirement and survivor benefits.

         The table below illustrates the annual pension benefits payable to executive officers under the Pension Plan. The table also reflects the excess and supplemental benefit plans that we have established to provide retirement benefits over Internal Revenue Code limitations. We calculated the benefits before offsetting (a) an employee's primary Social Security benefit and (b) benefits payable under the retirement plan of Citibank, N.A., Ambac's former parent company (the "Citibank Plan"). Benefits shown in the table reflect a straight life form of annuity benefit. If payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

   Average       Years of               Total Years of Service at Retirement
   Covered      Service at    ---------------------------------------------------------
Compensation  Transition Date    10       15       20       25        30         35
---------------------------------------------------------------------------------------
 $  200,000          30             NA       NA       NA $100,000 $  110,000 $  120,000
                     15             NA $ 60,000 $ 70,000   80,000     90,000    100,000
                      0       $ 20,000   30,000   40,000   50,000     60,000     70,000
---------------------------------------------------------------------------------------
    500,000          30             NA       NA       NA  250,000    275,000    300,000
                     15             NA  150,000  175,000  200,000    225,000    250,000
                      0         50,000   75,000  100,000  125,000    150,000    175,000
---------------------------------------------------------------------------------------
  1,000,000          30             NA       NA       NA  500,000    550,000    600,000
                     15             NA  300,000  350,000  400,000    450,000    500,000
                      0        100,000  150,000  200,000  250,000    300,000    350,000
---------------------------------------------------------------------------------------
  1,500,000          30             NA       NA       NA  750,000    825,000    900,000
                     15             NA  450,000  525,000  600,000    675,000    750,000
                      0        150,000  225,000  300,000  375,000    450,000    525,000
---------------------------------------------------------------------------------------
  2,000,000          30             NA       NA       NA       NA  1,200,000  1,300,000
                     15             NA  600,000  700,000  800,000    900,000  1,000,000
                      0        200,000  300,000  400,000  500,000    600,000    700,000

    Service              For service on or after January 1, 1992, the annual
    from 1992            retirement benefit is equal to 1% (without an offset
                         for any Social Security benefits) of an employee's
                         Average Compensation (as described in the next sentence) multiplied by the employee's years of credited service. "Average Compensation" is defined, generally, as average annual base salary (which, in the case of executive officers identified in the Summary Compensation Table, is the amount shown under the column called "Salary") for the five highest consecutive paid years of the ten years of employment preceding retirement.

    Service              For service prior to January 1, 1992, the annual
    before 1992          retirement benefit is equal to 2% (with an offset for
                         Social Security benefits) of an employee's Average
                         Compensation (determined as if the employee retired on December 31, 1991) multiplied by years of credited service up to 30.

    Years of Service     In view of the change in the formula for determining
                         benefits under the Pension Plan that became effective as of January 1, 1992 (the "Transition Date"), we prepared the above table to show the benefits payable depending on how many years of service the executive officer would have:

                         .  prior to the Transition Date, and

                         .  at Retirement.

                         In order to simplify the chart, we show only 0, 15 and 30 years of service at Transition, since those values cover the range for our executive officers.

                         The years of credited service under the Pension Plan (including credit for years of past service under the Citibank Plan) as of December 31, 1998 for executive officers named in the Summary Compensation Table were as follows: Mr. Lassiter--29 years, Mr. Boyle--2 years, Mr. Genader--24 years, Mr. Bivona--21 years and Mr. Salzano--12 years.

                         The benefits payable under the Pension Plan to employees who receive credit for years of past service under the Citibank Plan will be reduced by the amount of any benefits payable under the Citibank Plan.

Employment Agreement with the Chief Executive Officer

    In General           Ambac's employment agreement with Mr. Lassiter
                         provides that he shall serve as the Chairman, President and Chief Executive Officer and as a director.

                         . The agreement has a two year term, which is extended on a daily basis, until Ambac or Mr. Lassiter terminates it.

                         . Mr. Lassiter is to receive a base salary at a rate of not less than his current rate.

                         . He is to participate in bonus arrangements under which he is eligible to earn an annual bonus based on Ambac's achieving certain performance goals to be established by the Board.

    Supplemental
    Pension Benefit
                         Mr. Lassiter has a supplemental pension benefit that will be based on the benefit formula of the Pension Plan that was in effect until the end of 1991. The formula, however, will take into account his bonus compensation (including that portion of his bonus paid in RSUs) and will be determined without giving effect to provisions of the Internal Revenue Code that limit the amount of compensation that may be taken into account in calculating benefits and the amount of annual benefits that may be paid. Mr. Lassiter's supplemental pension benefit will be reduced, however, to take account of enhancements in Ambac's contributions to the Savings Incentive Plan ("SIP") that we introduced in 1992.

    Payments and
    Benefits If Mr. Lassiter's employment is terminated other than for "Cause" (as we define it below), or if he resigns for "Good Reason" (as we define it below), Mr. Lassiter will:

    -- After
       Termination or
       Resignation
                         . receive, for the remainder of the term (which typically would be for two years), compensation at an annualized rate equal to the sum of his base annual salary and target bonus at the time of termination;

                         . be fully vested in all awards under the 1991 Stock Incentive Plan and the 1997 Equity Plan;

                         . receive a lump-sum payment equal to the amount that we would have contributed to his account under the SIP and any nonqualified plan we maintained during the two years following termination;

                         . be credited with an additional two years of service under the Pension Plan; and

                         . continue to participate in all Ambac medical and other welfare plans for a limited time following termination

    -- After
       Change in Control
                         All stock options and other awards under the 1997 Equity Plan that are made to Mr. Lassiter after January 1, 1999 will vest in full upon the occurrence of a "Change in Control" (as we define it below), whether or not his employment is subsequently terminated.

                         In addition, if Mr. Lassiter's employment terminates following a Change in Control, his severance amount would be calculated and paid in the same manner as we describe below under "Management Retention Agreements with Executive Officers."

                         Mr. Lassiter would also be entitled to the "gross up" payment described in that section.

    Other
    Restrictions         Mr. Lassiter will be subject to certain restrictions
                         prohibiting him from engaging in competition with Ambac or any of our subsidiaries (except that these restrictions will not apply following a Change in Control) and from divulging any confidential or proprietary information he obtained while he was our employee.

Management Retention Agreements with Executive Officers

    In General           We have entered into management retention agreements
                         with each of our executive officers (other than Mr.
                         Lassiter) to provide for payments and certain benefits if they are terminated following a "Change in Control" (as we define it below).

    Payments and
    Benefits After
    Change in Control
                         If there is a Change in Control and, within three years of the Change in Control, the executive's employment is terminated by Ambac or its successor other than for "Cause" (as we define it below), or if the executive resigns for "Good Reason" (as we define it below), the executive will:

                         . receive cash payments equal to two times the sum of (a) the executive's highest annual base salary and (b) the product of the executive's highest bonus percentage (as a percentage of base salary) times his highest base salary;

                         . be fully vested in all stock options and other awards under the 1991 Stock Incentive Plan and the 1997 Equity Plan;

                         . receive a lump-sum payment equal to the amount that we would have contributed to the executive's account under the SIP and any nonqualified plan we maintained during the two years following termination;

                         . be credited with an additional two years of service under the Pension Plan; and

                         . continue to participate in Ambac's medical and other welfare benefits programs for a limited time following termination.

                         All stock options and other awards under the 1997 Equity Plan that are made after January 1, 1999 will vest in full upon the occurrence of a Change in Control, whether or not the executive's employment is subsequently terminated.

                         The agreements also provide for a "gross up" payment in an amount that is intended to make the executive whole, on an after-tax basis, for any excise tax (but not any other tax) imposed on the payments described above.

Definitions

         The following definitions are used in the Management Retention Agreements and the Employment Agreement with the Chief Executive Officer described above:

    "Change in
     Control''           A "Change in Control" generally occurs if:

                         . an individual, entity or group acquires beneficial ownership of 20% or more of the outstanding common stock. Acquisitions by Ambac and its affiliates or any employee benefit plan that they sponsor and certain acquisitions by persons who owned at least 15% of the outstanding shares of common stock on January 31, 1996 are not considered a change in control;

                         . the individuals who, as of January 29, 1997, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of these members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board; or

                         . our stockholders approve a merger or similar business combination, or a sale of all or substantially all of Ambac's assets, unless the Ambac stockholders immediately prior to the completion of the transaction will continue to own at least 70% of outstanding shares and voting power of the corporation that results from the transaction.

    "Cause" "Cause" for an executive's termination generally includes:

                         . the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac;

                         .  the conviction of certain felonies; or

                         . a material breach of any of the executive's agreements concerning confidentiality and proprietary information.

                         An executive's termination will not be considered to have been for Cause unless at least three-quarters of the members of the Board adopt a resolution finding that the executive has engaged in conduct that constitutes Cause as defined in the agreement.

    "Good Reason"        An executive will generally have "Good Reason" to
                         terminate his employment if:

                         . there is substantial adverse change in the executive's duties or responsibilities;

                         . the office of the executive is relocated more than 25 miles from the location where the executive worked immediately prior to the Change in Control; or

                         . Ambac fails to honor its obligations under the agreement.

                         During a 30-day period following the first anniversary of a Change in Control, a resignation by the executive for any reason will be considered a termination for Good Reason.

Report on Executive Compensation for 1998

by the Compensation and Organization Committee

         The Compensation and Organization Committee of the Board administers Ambac's executive compensation program. The members of the Committee are independent non-employee, non-affiliated directors. The Committee has furnished the following report on executive compensation for 1998:
What is Our Executive Compensation Philosophy?

        The Committee has designed Ambac's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of stockholder value. To emphasize equity incentives, we link a significant portion of executive compensation to the market performance of Ambac common stock. The objectives of our program are:

          . To support a pay-for-performance policy that differentiates bonus amounts among all executives based on both their individual performance and the performance of Ambac;

          . To align the interests of executives with the long-term interests of stockholders through awards whose value over time depends upon the market value of Ambac's common stock;

          . To provide compensation comparable to that offered by other leading companies in our industry, enabling Ambac to compete for and retain talented executives who are critical to our long-term success; and

          . To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

What is Our Position on Maximizing the Deductibility of Executive Compensation?

        In 1997, our stockholders approved the 1997 Executive Incentive Plan ("EIP") and the 1997 Equity Plan. We designed these plans to allow Ambac to receive a tax deduction for incentive compensation payments to our Chief Executive Officer and our other four most highly paid executive officers. Without these qualifying performance-based plans, Ambac could not deduct incentive compensation payments to the extent the amounts for any of these executive officers in any year exceeded $1 million.

        The Committee intends to pursue a strategy of maximizing the deductibility of the compensation we pay to our executives. However, we intend to retain the flexibility to take actions that we consider to be in the best interests of Ambac and our stockholders and which may be based on considerations in addition to tax deductibility.

What are the Elements of Executive Compensation?

        We compensate our executives through base salary, bonus paid in cash (or a combination of cash and restricted stock units), and long-term incentive awards in the form of stock options. We target total compensation for our executive officers so that at least 60% (and in the case of the Chairman, 75%) consists of bonus and long term incentive awards. In this way, a significant portion of the value ultimately realized by the executives will depend upon Ambac's performance and can be considered "at risk."

        Our executives participate in a retirement plan, health plan, savings incentive plan and other voluntary benefit plans that we make available to all Ambac employees generally. We also provide our executives with a nonqualified savings incentive plan and a voluntary deferred compensation arrangement, which are similar to those typically offered to executives by the corporations with which we compete for talent.

        Ambac has also entered into management retention agreements with our executive officers to provide for certain payments and other benefits if they are terminated following a change in control of Ambac. These agreements, and the employment agreement with Ambac's Chief Executive Officer, which includes comparable change in control provisions, are discussed elsewhere in the Proxy Statement.

How Did We Determine Base Salaries for 1998?

   In General           We annually review the base salaries of our executives
                        to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect the executive's increased responsibilities as Ambac grows.

                        For executives other than the Chief Executive Officer, we also consider the recommendations of Mr. Lassiter, Ambac's Chairman, President and Chief Executive Officer.

   Comparative Data     In conducting our review for 1998, we considered
                        comparative data prepared by both Ambac's senior human resources officer and by Frederic W. Cook & Co., Inc., the Committee's outside consultant for executive compensation.

                        The comparison group we chose for compensation purposes (the "Comparison Group") consisted mainly of our competitors in the financial guarantee insurance industry. The index we chose for our performance graph was the Investor's Business Daily Insurance Property/Casualty/Title Index. This was the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The performance graph follows this Report in the Proxy Statement.

                        We obtained data for the Comparison Group from a number of sources, including proxy statements, public information available from regulatory agencies and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of what were appropriate salary levels for our executives.

   Base Salaries
   of the
   Executives
                        The data for the Comparison Group supported an increase in base salaries for 1998 and the Committee accepted Mr. Lassiter's recommendation to increase the base salaries for all Ambac executives. We note that the base salaries of our executives (excluding the Chief Executive Officer) were still generally at or below the median for salaries of executives in the Comparison Group. The base salary for each of the named executive officers is reported in the "Summary Compensation Table" elsewhere in the Proxy Statement.

   Base Salary
   of the
   Chief Executive
   Officer
                        The Committee increased the base salary of Mr. Lassiter for 1998 by approximately 6% from $530,000 to $560,000. We note that Mr. Lassiter's base salary in 1998 was in the top quarter for salaries of chief executive officers in the Comparison Group. This was Mr. Lassiter's first base salary increase since 1996.

How Did We Determine Bonuses for 1998?

   1998 Overall
   Performance
                        In January 1999, the Committee evaluated Ambac's performance during 1998 under each of the nine categories set out in the EIP: return on equity; net income growth; total return to stockholders; expense management; risk management of the business portfolio; market share; industry leadership; new products; and organizational development. We did not weight the categories but instead arrived at an overall "grade" for corporate performance. We determined Ambac's overall performance to be very strong based especially on its excellent performance in the categories of return on equity, net income growth, total return to stockholders, risk management, industry leadership/image building and organizational development/corporate culture.

   Bonuses for the
   Executives
                        The Committee awarded bonus compensation for 1998 to each executive based on the executive's scope of responsibility, individual performance and specific contribution to Ambac's overall performance. We again considered the Chief Executive Officer's recommendations and also took into account the comparative data. The bonus for each of the named executive officers is reported in the "Summary Compensation Table" elsewhere in the Proxy Statement.

   Bonus
   for the
   Chief Executive
   Officer
                        At our meeting in January 1998, the Committee selected Mr. Lassiter as the only executive to participate in the EIP. We then established a formula under the EIP for determining Mr. Lassiter's bonus for the performance year. The formula emphasized return on equity and net income growth.

                        In January 1999, we applied the formula and awarded Mr. Lassiter a bonus of $840,000. Although we had the authority to award a bonus of more than the amount determined by the formula, we determined that an increase of $180,000 adequately compensated Mr. Lassiter for Ambac's very strong overall performance in 1998 under Mr. Lassiter's leadership.

                        For 1999, we again selected Mr. Lassiter as the only executive officer to participate in the EIP.

What Were the Long-Term Incentive Awards in 1998?

   1998 Grants          In 1998, we provided long-term incentive awards for
                        executives by granting stock options. To increase the importance of creating stockholder value over the shorter term, we again limited the term of the stock options to seven years. The size of the stock options awarded to each of the executives (including Mr.
                        Lassiter) was in the top quarter of recent awards given by companies within the Comparison Group. The number of stock options awarded to each of the named executive officers is reported in the "Option Grants in 1998" table elsewhere in the Proxy Statement.

   Stock
   Ownership
   Guidelines
                        The Chief Executive Officer has established stock ownership guidelines for certain senior officers, including all of the executive officers. The guidelines set an appropriate level of ownership of Ambac stock as a fixed number of shares, or, if less, as a multiple of the officer's annual base salary (based on the market value of Ambac common stock). The multiple ranges from a high of five times base salary (in the case of Mr. Lassiter) to a low of three times base salary.

                        The Committee believes these guidelines have the positive effect of further aligning the interests of the executives with all stockholders.

                              The Compensation and Organization Committee

                                       Richard Dulude, Chairman
                                           Michael A. Callen
                                           Renso L. Caporali
                                           W. Grant Gregory
                                          C. Roderick O'Neil

   March 25, 1999

Performance Graph

         The graph below compares the five-year total return to stockholders (stock price appreciation plus reinvested dividends) for Ambac common stock with the comparable return of two indexes: the Standard & Poor's 500 Stock Index and the Investor's Business Daily Insurance Multi-Line Index.

         We have replaced the Investor's Business Daily Insurance Multi-Line Index (the "IBD Multi-line Index") with the Investor's Business Daily Insurance-Property/Casualty/Title Index (the "IBD Insurance Index") because the IBD Multi-line Index was discontinued. We then determined that the "IBD Insurance Index" was the publicly available index that best corresponded to our businesses and that the companies in the IBD Insurance Index comprised most of the companies in the Comparison Group used by the Compensation and Organization Committee to determine executive compensation.

         The graph assumes that you invested $100 in Ambac common stock and in each of the indexes on December 31, 1993, and that all dividends were reinvested. Points on the graph represent the performance as of the last business day of each of the years indicated.


                             [GRAPH APPEARS HERE]

                        12/31/93   12/31/94    12/31/95     12/31/96     12/31/97      12/31/98

Ambac                    $100       $ 89.8      $114.5       $164.0        $229.4       $302.2

S&P 500 Index             100        101.3       139.4        171.4         228.5        293.8

IBD Insurance Index       100         94.7       133.5        140.7         172.4        137.7

         If you had invested $100 in Ambac common stock on the date of our Initial Public Offering (July 18, 1991), your investment would have grown to $626.97 by the end of 1998. This compares with a $100 investment growing to only $382.42 in the S&P 500 Index and to $180.45 in the IBD Insurance Index.

         For this computation, we assumed that all dividends were reinvested, just as we did for the five-year total return comparison above.

                Discussion of Proposals Recommended by the Board

Proposal 1: Elect Six Directors

         The Board has nominated six directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected.

         As we noted above, each nominee also serves as a director of Ambac Assurance.

         We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

                                    Nominees

    Phillip B. Lassiter  Chairman of the Board and Chief Executive Officer
    Age 55               (since 1991) and President (since 1992) of Ambac and
    Director since       Ambac Assurance.
    1991                 Mr. Lassiter joined Ambac in 1991 from Citibank,
                         where he was a member of the Policy Committee and Finance Committee and served as Deputy Sector Head for Citibank's North American investment and corporate banking activities. Mr. Lassiter also serves as a director of Diebold Inc. and HCIA Inc.

    Michael A. Callen    President, Avalon Argus Associates, LLC (financial
    Age 58               consulting) since April 1996.
    Director since       Mr. Callen was Special Advisor to the National
    1991                 Commercial Bank located in Jeddah in the Kingdom of
                         Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia
                         University Business School during 1992. He was a director of Citicorp and Citibank and a Sector
                         Executive for Citicorp from 1987 until January 1992.
                         Mr. Callen also serves as a director of Intervest
                         Corporation of New York and Intervest Bancshares
                         Corporation.

    Renso L. Caporali    Retired Chairman and Chief Executive Officer of
    Age 66               Grumman Corporation (defense and aerospace)
    Director since       Dr. Caporali was Senior Vice President of Raytheon
    1995                 Company (electronics, aircraft, engineering and
                         construction) from April 1995 until he retired in May
                         1998. Previously, Dr. Caporali had retired in June
                         1994 as Chairman and Chief Executive Officer of
                         Grumman Corporation. He was Chairman and Chief
                         Executive Officer of Grumman Corporation from July
                         1990 until June 1994 and Vice Chairman of Grumman
                         Corporation from 1988 to July 1990.

    Richard Dulude
    Age 66               Retired Vice Chairman of Corning Incorporated
    Director since       (diversified manufacturing).
    1992                 Mr. Dulude was Vice Chairman of Corning Incorporated
                         from November 1990 until he retired in April 1993.
                         Mr. Dulude was Group President of Corning
                         Incorporated from 1983 until 1990. Mr. Dulude also serves as a director of Raychem Corporation, Landec
                         Corporation and HCIA Inc.

    W. Grant Gregory     Chairman of Gregory & Hoenemeyer, Inc. (merchant
    Age 58               banking) since 1988.
    Director since       Mr. Gregory retired in 1987 as Chairman of the Board
    1991                 of Touche Ross & Co. (accounting firm). Mr. Gregory
                         also serves as a director of InaCom Corp., True North
                         Communications, HCIA Inc. and DoubleClick Inc.

    C. Roderick O'Neil   Chairman, O'Neil Associates (formerly Greenspan
    Age 68               O'Neil Associates) (investment and financial
    Director since       consulting) since 1984.
    1991                 Mr. O'Neil also serves as a director of Fort Dearborn
                         Income Securities, Inc., Beckman Instruments, Inc.
                         and Cadre Institutional Investors Trust.


            The Board recommends that you vote "FOR" the election of all six nominees for director.

Proposal 2: Amend 1997 Equity Plan to Broaden the Definition of
"Eligible Individuals"

         We are asking you to approve an amendment to our 1997 Equity Plan that will broaden the group of individuals eligible for awards under our Plan.

    The Proposed
    Amendment            Our 1997 Equity Plan, adopted in May of 1997,
                         currently provides for the grant of awards to officers and other key employees of Ambac and its subsidiaries. Over the last few years, we have formed an unincorporated joint venture with MBIA Insurance
                         Corporation to engage in the financial guarantee business overseas. This joint venture has been extremely successful and it is management's belief that certain key individuals who are contributing to the success of MBIA.Ambac International should be awarded Ambac stock as compensation for their contributions to our growth and profits. Management also believes that we should have the flexibility to make stock awards to individuals who contribute to other joint ventures or partnerships in which Ambac may become involved in the future. We believe that these individuals are important to retain and motivate.

                         We are also amending the 1997 Equity Plan to make clear that independent contractors, consultants and leased employees are not eligible to receive awards under the Plan.

                         The Board, therefore, is recommending that the definition of Eligible Individuals in Section 6 of the 1997 Equity Plan be amended. Additions to the existing definition are in bold face.

                              "6. Eligible Individuals.

                              Awards may be granted by the Committee to individuals ("Eligible Individuals") who are:
                              (i) officers or other key employees of the Company; (ii) employees of joint ventures, partnerships or similar business organizations in which the Company has a direct or indirect equity interest; (iii) employees of MBIA Insurance Corporation or any of its subsidiaries or affiliates who provide services to MBIA.Ambac International, an unincorporated joint venture, or its successor; and (iv) individuals who provide services to any similar joint ventures or business organizations in which the Company may participate in the future. Excluded Individuals are not eligible to receive awards under the Plan. Members of the Committee will not be eligible to receive awards under the Plan. An individual's status as an Administrator will not affect his or her eligibility to participate in the Plan."

                         We are also recommending that the following definition of Excluded Individual be added to Section 2 of the 1997 Equity Plan:

                              " "Excluded Individual" means (i) any individual who is designated by the Company at the time of hire as not eligible to participate in the Plan or (ii) any individual who is treated or designated by the Company as an independent contractor, leased employee (including, without limitation, a "leased employee" as defined in
                              Section 414(n) of the Code) or consultant.
                              Excluded Individuals are not eligible to participate in or receive benefits under the Plan. If any Excluded Individual pursuant to the preceding clauses (i) or (ii) shall be determined by a court or a federal, state or local regulatory or administrative authority to have served as a common law employee of the Company, such determination shall not alter such person's status as an Excluded Individual for purposes of the Plan."

         We describe below the other principal terms of the 1997 Equity Plan. None of these terms will be affected by the proposed amendments.

    Shares Available     At the end of 1998, there were 5.94 million shares of
                         common stock available for award under the 1997
                         Equity Plan. We may adjust the number of shares available for issuance under the 1997 Equity Plan if there are changes in our capitalization, a merger or a similar transaction.

    Administration       The Compensation and Organization Committee of the
                         Board administers the 1997 Equity Plan. The Committee selects participants from among eligible individuals and determines the form, terms and conditions of awards. Subject to certain limitations, the Committee may delegate some or all of its authority to one or more members of the Committee or one or more officers of Ambac.

     Awards
     Generally           The 1997 Equity Plan authorizes the following awards
                         based upon Ambac common stock: stock options, stock appreciation rights, stock awards, restricted stock units, performance units and other forms of equity-based or equity-related awards that the Committee determines to be consistent with the purposes of the 1997 Equity Plan and the interests of Ambac. These awards may provide for cash payments based on the value of common stock, for the acquisition of common stock, or for both. Other awards may include cash payments based on one or more criteria determined by the Committee which are unrelated to the value of common stock.

                         The Committee may issue stock options at an exercise price no less than the fair market value of Ambac common stock on the date of grant (subject to a limited exception for options assumed in connection with the acquisition of another company).

                         The Committee determines vesting, exercisability, payment and other restrictions that apply to an award. The minimum vesting for any stock option is one year. The Committee also has authority to determine the effect, if any, that an employee's termination or a change in control of Ambac will have on an award. The Plan will terminate on May 14, 2004.

     Amendment           The Committee may amend or terminate the 1997 Equity
                         Plan at any time. However, the Committee must obtain stockholder approval to:

                         .  Increase the maximum number of shares issuable, or

                         . Reduce the exercise price of a stock option or stock appreciation right.

                         Also, no amendment or termination of the 1997 Equity Plan may adversely affect a participant's rights to previously-granted awards without that participant's consent.

     Stock Price         On March 22, 1998, the closing price of Ambac common
                         stock on the New York Stock exchange was $55.00.


         Since awards will be authorized by the Committee in its sole discretion, it is not possible to determine the benefits or amounts that will be received by any particular employee or group of employees in the future. For 1998, 279 employees were granted options covering a total of 965,998 shares and seven employees were granted restricted stock units ("RSUs") covering a total of 17,828 shares. Information about stock options and RSUs awarded to the executive officers named in the Summary Compensation Table appears at pages 13 through 15 above.

         The following table provides information about stock options awarded for 1998 under the 1997 Equity Plan:

                                                     Number of Shares Covered
        Name and Position         Dollar Value(1)(2) by Stock Options and RSUs
------------------------------------------------------------------------------
  All executive officers as a
  group (5 persons)                   $5,133,646              417,177
------------------------------------------------------------------------------
  All employees, including all
  current officers who are not
  executive officers, as a group      $8,436,063              565,201
------------------------------------------------------------------------------

  (1) We calculated the option values using the Black-Scholes stock option pricing model that we modified to take dividends into account. We used the same assumptions in the calculation as those set forth at footnote 4 under "Option Grants in 1998" above at page 15.
  (2) We calculated the RSU values based on the average of the high and low trading prices of our stock on the New York Stock Exchange on the date of grant.

     Federal Income     The federal income tax consequences of issuing and
     Tax Consequences   exercising stock options under the 1997 Equity Plan
                        may be summarized as follows. All stock options awarded under the 1997 Equity Plan have been nonqualified stock options for federal income tax purposes.

                        The grant of a nonqualified stock option has no immediate federal income tax effect: an individual will not recognize taxable income and Ambac will not receive a tax deduction.

                        When an individual exercises the option, the individual will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Ambac is required to withhold tax on the amount of income recognized. Ambac will receive a tax deduction equal to the amount of income recognized.

                        When the individual sells common stock obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the individual.


            The Board recommends that you vote "FOR" the Amendment to the 1997 Equity Plan.

Proposal 3: Ratify Selection of KPMG LLP as Independent Auditors for 1999

         We are asking you to ratify the Board's selection of KPMG LLP, certified public accountants, as independent auditors for 1999. The Audit Committee recommended the selection of KPMG to the Board. KPMG has served as the independent auditors of Ambac Assurance since 1985 and of Ambac since our incorporation in 1991.

         A representative of KPMG will attend the Annual Meeting to answer your questions.

         We are submitting this proposal to you because the Board believes that such action follows sound corporate practice. If you do not ratify the selection of independent auditors, the Board will consider it a direction to consider selecting other auditors for next year. However, even if you ratify the selection, the Board may still appoint new independent auditors at any time during the year if it believes that such a change would be in the best interests of Ambac and our stockholders.


            The Board recommends that you vote "FOR" ratification of the selection of KPMG LLP as independent auditors for 1999.

                    Information About Stockholder Proposals

         If you wish to submit proposals to be included in our 2000 proxy statement, we must receive them on or before Wednesday, December 1, 1999. Please address your proposals to: Anne G. Gill, Corporate Secretary, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

         Under our By-laws, if you wish to nominate a director or bring other business before the stockholders:

           . You must notify the Corporate Secretary in writing not less than 60 days nor more than 90 days before the annual meeting.

           . If we give you less than 70 days' notice or prior public disclosure of the meeting date, however, you may notify us within 10 days after the notice was mailed or publicly disclosed.

           . Your notice must contain the specific information required in our By-laws.

         Please note that these requirements relate only to matters you wish to bring before your fellow stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

         If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of Ambac.

                                          By order of the Board of Directors,


                                                  /s/ Anne G. Gill

                                                      Anne G. Gill
                                             First Vice President, Corporate
                                             Secretary and Assistant General
                                                         Counsel

    March 30, 1999

                                    AMBAC
                   ONE STATE STREET PLAZA, NEW YORK, NY 10004



                                                Printed on Recycled Paper [LOGO]

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-800-250-9081 using a Touch-Tone phone. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.


Vote by Internet

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.


Vote by Mail

Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: Corporate Election Services, P.O. Box 535600, Pittsburgh, Pennsylvania 15253.


--------------------------------------------------------------------------------
    Vote by Telephone             Vote by Internet             Vote by Mail
  Call Toll-Free using a       Access the Website and       Return your proxy
    Touch-Tone phone               Cast your vote          in the Postage-paid
     1-800-250-9081            http://www.votefast.com      envelope provided
 -------------------------------------------------------------------------------
                      Vote 24 hours a day, 7 days a week!

 Your telephone and internet vote must received by 5:00 p.m. eastern daylight time on May 11, 1999 to be counter in the final tabulation.
 If you vote by telephone or internet, please do not send your proxy by mail.

                ----------------------------------------------
                     Your Control Number is:
                ----------------------------------------------

                     Proxy must be signed and dated below.
          Please fold and detach card at perforation before mailing.
          [downward arrow]                          [downward arrow]

AMBAC FINANCIAL GROUP, INC.                                           1999 PROXY
--------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 12, 1999.

The undersigned hereby appoints Phillip B. Lassiter, Joseph V. Salzano and Anne
G. Gill, and each of them, proxies, with power of substitution, to vote all shares of Common Stock of Ambac Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 12, 1999 at 11:30 a.m., local time, at Ambac's executive offices, One State Street Plaza, New York, New York, and at any adjournments of the Annual Meeting. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

                                   Sign here as name(s) appears to the left.

                                   ---------------------------------------------

                                   ---------------------------------------------
                                   Important: Please sign EXACTLY as your
                                   name(s) appears on the left. Joint owners should each sign. If you are signing as an executor, administrator, trustee, guardian, attorney or corporate officer, please give your full title.

                                   Date: ------------------------------- 1999

              Proxy must be signed and dated on the reverse side.
          Please fold and detach card at perforation before mailing.
         [downward arrow]                           [downward arrow]


[x]  Please mark your vote as in this example.

Please indicate below how you wish your shares to be voted. Unless you indicate otherwise, your proxy will vote "FOR" all of the Proposals on this card. We cannot vote your shares unless you sign, date and return this card.

THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE "FOR " ALL PROPOSALS.

1.  Election of Directors

    Nominees: Phillip B. Lassiter, Michael A. Callen, Renso L. Caporali, Richard Dulude, W. Grant Gregory and C. Roderick O'Neil.

[ ] FOR all nominees listed above. (except as listed to the contrary below)
[ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

   To withhold authority to vote for any individual nominee, write that nominee's name below:

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                                                        FOR    AGAINST   ABSTAIN
2. Amend 1997 Equity Plan to Broaden the Definition
   of "Eligible Individuals"..........................  [ ]      [ ]       [ ]

3. Ratify Selection of KPMG LLP as independent
   auditors for 1999..................................  [ ]      [ ]       [ ]